Exhibit 5.2

To

EVE HOLDING, INC.
1400 General Aviation Drive
Melbourne, FL 32935
United States of America

São Paulo, June 6, 2025.

Ladies and Gentlemen,

1            We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Eve Holding, Inc. (“Company”), in connection with the issuance by Banco Bradesco S.A. (the “Depositary”) of deposit certificates denominated Brazilian Depositary Receipts (“BDRs”), each of which represents one share of the Company’s common stock (“Shares”), under a Brazilian Depositary Receipts Level I Program (“BDR Program”) registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) pursuant to CVM Resolution No. 182, dated May 11, 2023 (“CVM Resolution 182”), admitted for trading on the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), pursuant to the Contrato de Prestação de Serviços de Banco Emissor e Depositário de Brazilian Depositary Receipt, dated March 12, 2025, entered into between the Company and the Depositary ( “Deposit Agreement”, respectively).

2                This opinion is being furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”).

3                 For the purposes of giving this opinion we have examined and/or relied upon copies of the following documents:

(i)                an executed copy of the Deposit Agreement;

(ii)               an executed copy of the Custody Agreement, dated December 9, 2023, entered into between the Depositary and The Bank of New York Mellon;

(iii)             an executed copy of the Appointment Letter by the Depositary appointing its legal representative responsible for the BDR Program, pursuant Article 18, Item II, of CVM Resolution 182;

(iv)          an executed copy of the Responsibility Acknowledgment Term by the Depositary representing its responsibility for the simultaneous market disclosure in Brazil of the respective information provided by the Company in United States, pursuant Article 18, Item IV, of CVM Resolution 182 and item 6 of Appendix VII to the Regulamento de Emissores da B3 (“B3 Issuers’ Regulations”);

(v)           an executed copy of the Term of Commitment by the Depositary representing its commitment to follow the procedures for discontinuation of the BDR Program, if applicable, pursuant Article 18, Item VI, of CVM Resolution 182;

(vi)           an executed copy of the declaration by the Depositary regarding the Company’s classification under the conditions set forth in Article 16 of CVM Resolution 182;

(vii)          an executed copy of the declaration by the Depositary regarding the absence of restrictions on trading the securities issued by the Company;

(viii)         an executed copy of the declaration by the Company regarding the information provided by the Depositary, pursuant Article 18, paragraph 4, of CVM Resolution 182;

(ix)            copy of the minutes of the Depositary’s Board of Directors’ meeting held on March 21, 2024, which elected its officer responsible for the BDR Program;

(x)              copy of the Articles of Incorporation of the Depositary;

(xi)             an executed copy of the Appointment Letter by the Company appointing its legal representative in Brazil responsible for the BDR Program;

(xii)            copies of the Amended and Restated Bylaws and the Second Amended and Restated Certificate of Incorporation of the Company;

(xiii)          copy of the minutes of the Company’s Board of Directors’ meeting held on May 9, 2022, which elected its officers;

(xiv)           copy of certain resolutions of the Company’s Board of Directors, adopted on June 4, 2025, which approved the filing of the Registration Statement;

(xv)            copy of the Operational Description of the BDR Program, pursuant Item 7, of Appendix VII to the B3 Issuers’ Regulations; and

(xvi)         copy of the Official Notice No. 106/2025-DIE, issued on March 27, 2025, by the B3, declaring the approval of the listing of the BDR Program and the admission to trade the BDRs, and the proof of approval of the BDR Program by CVM, according to information made available on CVM’s website.

4                Unless otherwise indicated herein, the documents referred to in items 3(i) and 3(xvi) above and all other documents executed or delivered by the Company in connection with the BDR Program are collectively referred to as the “BDR Program Documents”.

5                 We have not made any investigation of the laws of any jurisdiction outside of Brazil and this opinion is given solely in respect of the laws of Brazil as of the date hereof and not in respect of any other law. In particular, we have not made any independent investigation of the laws of the State of Delaware and the federal laws of the United States, and do not express or imply any opinion on such laws. In relation to certain matters of United States federal and Delaware laws, we understand that you are relying on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the United States special counsel to the Company.

6                In giving this opinion, we have made the following assumptions:

(i)                 that all documents submitted to us in draft form or as facsimile or copy or specimen documents conform to their originals;

(ii)                that all documents submitted to us as originals are authentic;

(iii)              that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine;

(iv)               the capacity, power and due authorization of each party (other than the Depositary) to execute, deliver and perform its respective obligations in respect of the BDR Program Documents;

(v)                 that, except as specifically otherwise mentioned herein, there is no provision of the law of any jurisdiction other than Brazil that has any implication in relation to the opinions expressed herein; and

(vi)               that the BDR Program Documents constitute legal, valid and binding obligations of each party (other than the Depositary), enforceable against each of the parties thereto, in accordance with their terms.

7                Based on the above assumptions and subject to the reservations, qualifications and explanations set forth below, we are of the opinion that: when (a) the Shares underlying the BDRs to be sold by the Company are issued, delivered and deposited, free and clear of any encumbrance, with The Bank of New York Mellon, as custodian, (b) the BDRs are issued by the Depositary pursuant to the Deposit Agreement, and (c) payment of the purchase price for the BDRs by the relevant subscriber to the Depositary is made, the BDRs will be validly issued, fully paid and non-assessable.

8            The statements under the captions “Tax Considerations—Brazilian Tax Considerations” and “Description of Brazilian Depositary Receipts” in the Registration Statement, to the extent that they constitute statements of Brazilian law, are accurate in all material respects and such statements constitute our opinion.

9              We consent to the filing of this opinion as an exhibit to the Registration Statement, and the use of the name of our firm in the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

10         This opinion letter is limited to the matters and transactions expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter or transaction in connection with the Registration Statement or the transactions or documents referred to therein.

11            This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, you should seek advice of your counsel as to the proper application of this opinion letter at such time.

12             This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Very truly yours,

/s/ Lefosse Advogados

Lefosse Advogados